UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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BigBand Networks, Inc.
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 24, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks” or the “Company”), will be held on May 24, 2010 at 9:00 a.m., Pacific Time, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., located at 650 Page Mill Road, Palo Alto, California 94304 for the following purposes:

1. To elect three Class I directors to serve for a three-year term;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting, or any adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

You are entitled to attend the Annual Meeting only if you were a BigBand Networks stockholder as of the close of business on March 31, 2010 or hold a valid proxy to vote shares at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to submit your proxy or voting instructions for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided, or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy or voting instruction card. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert Horton
Senior Vice President, General Counsel and
Corporate Secretary

Redwood City, California
April 19, 2010

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND
RETURN THE PROXY CARD AS PROMPTLY AS POSSIBLE.

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

BIGBAND NETWORKS, INC.

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The board of directors (the “Board”) of BigBand Networks, Inc., a Delaware corporation (“BigBand Networks,” “we,” “us,” “our” or other similar references), is providing these proxy materials to you in connection with BigBand Networks’ Annual Meeting of Stockholders, which will take place on May 24, 2010. As a stockholder as of March 31, 2010 (the “Record Date”), you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain BigBand Networks’ 2009 Annual Report on Form 10-K?

A:	A copy of our 2009 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of our 2009 Annual Report on Form 10-K from:

BigBand Networks, Inc.
Attn: Investor Relations
475 Broadway Street
Redwood City, CA 94063
(650) 995-5000

A copy of our 2009 Annual Report on Form 10-K is also available on our website at http://www.bigbandnet.com and selecting “About Us,” then “Investor Relations,” then “SEC Filings,” and on the website of the Securities and Exchange Commission at http://www.sec.gov. Additionally, this Proxy Statement and our 2009 Annual Report is available on a cookie-free website at https://materials.proxyvote.com.

We will also furnish any exhibit to our 2009 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

• The election of three Class I directors to serve for a three-year term;

• The ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

• The consideration of other business that properly comes before the Annual Meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	What shares can I vote?

A:	Each share of BigBand Networks common stock issued and outstanding as of the close of business on the Record Date is entitled to be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date, we had approximately 67,456,826 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most BigBand Networks stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially, which may affect your ability to vote your shares.

Stockholder of Record

If your shares are registered directly in your name with BigBand Networks’ transfer agent, Bank of New York Mellon Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by BigBand Networks. As the stockholder of record, you have the right to grant your voting proxy directly to BigBand Networks or to vote in person at the meeting. We have has enclosed or sent a proxy card for you to use for such purpose.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you were a BigBand Networks stockholder as of the close of business on the Record Date or you hold a valid proxy to vote shares at the Annual Meeting. In order to vote in person at the Annual Meeting, you should be prepared to present valid government-issued photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker or nominee (i.e., in street name), you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., Pacific Time.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet — Stockholders of record of BigBand Networks common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone — Stockholders of record of BigBand Networks common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most BigBand Networks stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for telephone voting availability.

By Mail — Stockholders of record of BigBand Networks common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. BigBand Networks stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the BigBand Networks Corporate Secretary prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of BigBand Networks common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to any or all of the nominees.

For the ratification of the independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” both of BigBand Networks’ nominees to the Board and “FOR” ratification of the independent registered public accounting firm).

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the three nominees receiving the highest number of “FOR” votes at the Annual Meeting (i.e., a plurality) will be elected. The proposal for the approval of the ratification of the independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on such proposal at the Annual Meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy using the enclosed form, the persons named as proxyholders, Amir Bassan-Eskenazi and Robert Horton, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our letter to stockholders, 2009 Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If you have received one set of proxy materials and wish to receive a separate set of proxy materials now or in the future, or if you have received multiple sets of proxy materials and you wish to receive a single copy in the future, you may write or call us with your request at:

BigBand Networks, Inc.
Attn: Investor Relations
475 Broadway Street
Redwood City, CA 94063
(650) 995-5000

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	BigBand Networks is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2010 Annual Meeting has passed, you may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals for Inclusion in Proxy Statement: For a stockholder proposal to be considered for inclusion in BigBand Networks’ proxy statement for the 2011 Annual Meeting, the written proposal must be received by the Corporate Secretary of BigBand Networks at our principal executive offices not later than December 24, 2010, unless the date of the 2011 Annual Meeting has been changed by more than 30 days from the date of the 2010 Annual Meeting, in which case the deadline is a reasonable time before BigBand Networks begins to print and send its proxy materials. Such proposals also must comply with Securities and Exchange Commission regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

BigBand Networks, Inc.
Attn: Corporate Secretary
475 Broadway Street
Redwood City, CA 94063

Stockholder Proposals Not for Inclusion in Proxy Statement: For a stockholder proposal that is not intended to be included in our proxy statement for the 2011 Annual Meeting under Rule 14a-8 of the Exchange Act, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of our common stock to approve that proposal and give timely notice in proper form to our Corporate Secretary in accordance with our bylaws. To be timely, the notice must be received by our Corporate Secretary at our principal executive offices not later than the close of business on February 23, 2011, nor earlier than the close of business on January 24, 2011.

However, if the date of the 2011 Annual Meeting is moved more than 30 days before or after the anniversary of the 2010 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement for the 2011 Annual Meeting under Rule 14a-8 of the Exchange Act must be received no later than the close of business on the tenth (10th) day following the day on which the notice of the date of the 2011 Annual Meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

To be in proper form, the notice shall set forth:

(1) the name and record address of the stockholder who intends to propose the business and the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by such stockholder;

(2) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice;

(3) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

(4) any material interest of the stockholder in such business; and

(5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act.

Recommendation and Nomination of Director Candidates: Our nominating and governance committee will consider recommendations for candidates to the Board from stockholders. A stockholder that desires to recommend a candidate for election to the Board must direct the recommendation in writing to our Corporate Secretary, 475 Broadway Street, Redwood City, California 94063, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and BigBand Networks within the last three years, written evidence that the candidate is willing to serve as a director of BigBand Networks if nominated and elected, and evidence of the nominating person’s ownership of our stock.

A stockholder that instead desires to nominate a person directly for election to the Board must meet the deadlines and other requirements set forth in Section 2.15 of our bylaws and the rules and regulations of the Securities and Exchange Commission, which in addition to the requirements set forth above in “Stockholder Proposals Not for Inclusion in Proxy Statement” require, among other things, that the notice to our Corporate Secretary sets forth as to each person whom the stockholder proposes to nominate for election as a director:

(1) the name, age, business address and residence address of the person;

(2) the principal occupation or employment of the person;

(3) the class or series and number of shares of capital stock of the corporation which are owned beneficially or of record by the person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

Copy of Bylaws: You may contact our Corporate Secretary at our principal executive offices, located at 475 Broadway Street, Redwood City, California 94063, for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

We are committed to having sound corporate governance principles. BigBand Networks’ Whistleblower Policy and Code of Business Conduct and Ethics, which are applicable to all BigBand Networks employees, officers, directors, contractors and agents, are available at http://www.bigbandnet.com. Our Code of Business Conduct and Ethics complies with the rules of the Securities and Exchange Commission (“SEC”), the listing standards of the NASDAQ Global Market (“NASDAQ”) and Rule 406 of the Sarbanes-Oxley Act of 2002. BigBand Networks also has adopted procedures for accounting and auditing matters in compliance with NASDAQ listing standards. Concerns relating to accounting, internal controls or auditing matters may be brought to the attention of either our general counsel or to the chairman of the audit committee. All concerns are then reviewed by the audit committee and handled in accordance with procedures established by the audit committee with respect to such matters. For information on how to contact the audit committee directly, please see the section entitled “Stockholder Communications with the Board” below.

Board Independence

Our Board has determined that, except for Amir Bassan-Eskenazi and Ran Oz, each of whom is an executive officer of the company, each of the current directors is independent within the meaning of the NASDAQ director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board is “independent” within the meaning of the NASDAQ director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable NASDAQ rules. In making the determination of the independence of our directors, the Board considered all transactions in which BigBand Networks and any director had any interest, including transactions involving BigBand Networks and payments made to or from companies in the ordinary course of business where our directors serve on the Board or as a member of the executive management of the other company.

Board Structure and Committee Composition

Currently, our Board is comprised of eight directors divided into three classes — Class I, Class II and Class III — with each class serving for a three-year term. The classes are comprised as follows:

Class I	Class II	Class III
(Term Expires in This Year)	(Term Expires in 2011)	(Term Expires This 2012)

Amir Bassan-Eskenazi	Harald Braun	Michael J. Pohl
Kenneth Goldman	Dennis Wolf	Robert Sachs
Ran Oz		Geoffrey Y. Yang

In February 2010, in an effort to promote sound corporate governance practices and to allow our Chief Executive Officer to focus on operational matters, the Board separated the roles of Chairman of the Board and Chief Executive Officer, with Michael J. Pohl assuming the newly-created non-executive Chairman role and Amir Bassan-Eskenazi retaining the Chief Executive Officer role.

Our Board oversees risk management in a number of ways. The audit committee oversees the management of financial and accounting related risks as an integral part of its duties, including a review of the proficiency of the management team. Similarly, the compensation committee considers risk management when setting the compensation policies and programs for our executive officer and other employees. The full Board receives reports on various risk related items regarding the company’s operations at each of its regular meetings. The Board also receives periodic reports on BigBand’s efforts to manage such risks through insurance.

Committees of the Board of Directors

The Board has separately-designated standing audit, compensation, and nominating and governance committees. The following chart indicates the current composition of the committees of our Board:

Nominating
and
	Audit	Compensation	Governance
Director	Committee	Committee	Committee

Amir Bassan-Eskenazi
Harald Braun	X	X
Kenneth Goldman	Chair
Ran Oz
Michael J. Pohl, Chair		X
Robert Sachs			Chair
Dennis Wolf	X		X
Geoffrey Y. Yang		Chair	X

The functions of each of the Board committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on the Investor Relations section of BigBand Networks’ website at http://www.bigbandnet.com. During 2009, the Board met 10 times, the audit committee met eight times, the compensation committee met eight times and the nominating and governance committee met five times. During 2009, each director attended at least 75% of all Board and applicable committee meetings.

Audit Committee

Our audit committee is comprised of Harald Braun, Ken Goldman and Dennis Wolf, each of whom is a non-employee member of our Board. Mr. Goldman is the chairperson of our audit committee. Our Board has determined that each member of our audit committee meets the requirements for independence and financial literacy under the requirements of the NASDAQ and SEC rules and regulations. Our Board has determined that Mr. Goldman is an audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. Our audit committee is responsible for, among other things:

•	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	the audit committee report that the SEC requires in our annual proxy statement.

Compensation Committee

Our compensation committee is currently comprised of Harald Braun, Michael J. Pohl and Geoffrey Y. Yang, each of whom is a non-employee member of our Board. Mr. Yang is the chairperson of our compensation committee. Our Board has determined that each member of our compensation committee meets the requirements for independence under the current requirements of the NASDAQ, Rule 16(b)(3) of the Exchange Act and Rule 162(m) of the Internal Revenue Code. The compensation committee may form and delegate authority to subcommittees when appropriate. The compensation committee is responsible for, among other things:

•	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and equity compensation criteria for our employees;

•	the compensation committee report that the SEC requires to be included in our annual proxy statement; and

•	administrating, reviewing and making recommendations with respect to our equity compensation plans.

Share-based awards to Section 16 officers are made by the compensation committee. However, the compensation committee has delegated authority to the executive option committee (“EOC”) to grant routine stock options (but not restricted stock units or other equity awards) to non-executives and non-directors, pursuant to a standing practice of regularly-scheduled meetings and grants within pre-approved guidelines per pay grade. The EOC is currently comprised of three officers, our president and chief executive officer, our chief financial officer and our vice president of human resources. The EOC held 12 meetings during 2009.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Robert Sachs, Dennis Wolf and Geoffrey Y. Yang, each of whom is a non-employee member of our Board. Mr. Sachs is the chairperson of our nominating and governance committee. Our Board has determined that each member of our nominating and governance committee satisfies the requirements for independence under the NASDAQ rules. The nominating and governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending to our Board the nominees for election at each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each committee to our Board.

Identification and Evaluation of Nominees for Directors

The nominating and governance committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	the committee regularly reviews the current composition and size of the Board;

•	the committee reviews the qualifications of any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the committee determines, a search firm. Such review may, in the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems appropriate; and

•	the committee evaluates the performance of the Board as a whole and evaluates the qualifications of individual members of the Board eligible for re-election at the annual meeting of stockholders.

More generally, the committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the committee considers many factors, including, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments, ability to serve on committees of the Board and the like. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. The committee considers each individual candidate in the context of the current perceived needs of the Board as a whole. While the committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall Board effectiveness and (iv) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. While we do not have a formal written policy on director diversity, the committee and the Board also consider diversity when reviewing the overall composition of the Board, and considering the slate of nominees for annual election to the Board and the appointment of individual directors to the Board. Diversity, in this context, includes factors such as experience, specialized expertise, geographic location, cultural background, gender and ethnicity. After such review and consideration, the committee recommends that the Board select the slate of director nominees.

For the current members of our Board, the committee considered the particular experience, qualifications, and skills held by each director in concluding that each director should continue to serve based on the BigBand Networks’ business and structure. Below is our summary of their experience and its relevance to our business:

•	The Board concluded that Mr. Bassan-Eskenazi should be nominated to serve as a director since he is a co-founder of BigBand Networks, our CEO and remains a large stockholder. The Board also believes that his extensive knowledge of our solutions, markets and customers is a valuable resource to the Board.

•	The Board concluded that Mr. Braun should serve as a director since he is a seasoned executive with strong leadership experience at multinational equipment providers serving service providers (particularly telecommunications companies) both in the U.S. and internationally and such service providers represent a key market for us.

•	The Board concluded that Mr. Goldman should be nominated to serve as director since he is an experienced executive who brings to the Board strong accounting, financial and business expertise, including actively serving on the boards of several public companies, serving in advisory roles as a member of the Financial Accounting Standards Advisory Council, and serving in an executive role at an Internet service provider supporting our cable customers. These skills are especially important in Mr. Goldman’s role as chair of the audit committee of the Board.

•	The Board concluded that Mr. Oz should be nominated to serve as a director since he is our CTO and a thought leader the cable equipment industry, who has been providing our company with its technological vision since he co-founded the company.

•	The Board concluded that Mr. Pohl should serve as a director since he is a veteran executive who provides valuable insight on our cable industry customer relationships and also provides strong leadership and mentoring to our management team.

•	The Board concluded that Mr. Sachs should serve as a director since he is an experienced executive with deep relationships with our cable customers and has an extensive background on key regulatory issues facing our cable customers.

•	The Board concluded that Mr. Wolf should serve as a director since he is a seasoned executive who brings to the Board strong accounting, financial and business expertise, including actively serving on the boards of several public companies and serving in an executive role at equipment supplier to major service providers. These skills are especially important in Mr. Wolf’s role as a member of the audit committee of the Board.

•	The Board concluded that Mr. Yang should serve as a director since he is a Partner at Redpoint Ventures, our largest stockholder and a long-time investor in BigBand Networks. In addition, Mr. Yang brings more than 20 years experience investing in, advising and serving on the boards of private and public technology companies.

Collectively, we believe this mix of directors provides us with a combination of strong executive leadership at companies supporting the same types of customers BigBand Networks supports today, the technological acumen to guide BigBand Networks and the financial expertise to oversee our financial disclosures.

Stockholder Communications with the Board

Stockholders of BigBand Networks, and other parties interested in communicating with the Board, may contact any of our directors by writing to them by mail or express mail c/o BigBand Networks, Inc., 475 Broadway Street, Redwood City, California 94063. The nominating and governance committee of the Board has approved a process for handling stockholder communications received by us. Under that process, our general counsel receives and logs stockholder communications directed to the Board, reviews all such correspondence and regularly forwards to the Board a summary and copies of such correspondence.

Policy on Director Attendance at Annual Meetings

We have no formal policy regarding attendance of Board members at our annual meetings of stockholders. Amir Bassan-Eskenazi attended our 2009 Annual Meeting of Stockholders.

Compensation of Directors

We have adopted a compensation policy that is applicable to all of our non-employee directors. As of December 31, 2009, this compensation policy provided that each such non-employee director would receive the following compensation for Board services (with certain changes that became effective January 1, 2010 noted):

•	an annual director retainer of $20,000;

•	compensation for attending board meetings in-person of $2,000 per meeting ($1,000 per meeting effective January 1, 2010);

•	compensation for attending committee meetings in-person of $1,000 per meeting;

•	compensation for attending board or committee meetings telephonically of $500 per meeting, and $750 per committee meeting that is longer than one hour;

•	upon first joining the board, an initial grant of a stock option to purchase 50,000 shares of our common stock vesting as to 25% of the shares on the first anniversary of the grant date and an additional 1/48th of the total shares vesting monthly thereafter so that the award is fully vested four years after the grant date, subject to continued service on the Board;

•	for each director whose term continues following an annual meeting, an automatic annual grant of a stock option for the purchase of 12,500 shares of our common stock vesting as to 1/12th of the shares per month so that the award is fully vested one year after the grant date, and 8,200 restricted stock units vesting as to 1/4th of the shares per quarter so that the award is fully vested one year after the grant date, subject to continued service on the Board; and

•	Committee chairperson compensation for each full year of service as follows:

•	the chairperson of the audit committee receives (i) an automatic additional grant of 4,070 restricted stock units, plus (ii) a cash retainer of $25,000;

•	the chairperson of the compensation committee receives (i) an automatic additional grant of 2,440 restricted stock units, plus (ii) a cash retainer of $12,000; and

•	the chairperson of the nominating and governance committee receives (i) an automatic additional grant of 810 restricted stock units, plus (ii) a cash retainer of $5,000.

•	The restricted stock units vests as to 1/4th of the shares per quarter so that the award is fully vested one year after the grant date, and is subject to continued Board service.

Following a change in control, pursuant to our compensation policy for non-employee directors, all options and restricted stock units granted to the director shall fully vest and become immediately exercisable.

Non-Employee Director Compensation Table for Fiscal 2009

The following table shows compensation information for our current and former non-employee directors for fiscal 2009. Neither Mr. Bassan-Eskenazi nor Mr. Oz received any separate compensation for their Board activities.

	Fees
	Earned
	or Paid	Option
Name	in Cash(1)	Awards(2)(3)	Total

Harald Braun	$33,000	$124,020	$157,020
Dean Gilbert	$6,500	$0	$6,500
Kenneth Goldman	$72,250	$83,593	$155,843
Gal Israely	$18,000	$0	$18,000
Michael J. Pohl	$28,250	$124,020	$152,270
Bruce I. Sachs	$24,000	$0	$24,000
Robert Sachs	$38,750	$65,825	$104,575
Dennis Wolf	$10,000	$124,020	$134,020
Geoffrey Y. Yang	$56,000	$74,727	$130,727

(1)	Consists of the annual retainer, additional fees for directors who chair a Board committee and meeting attendance fees, where applicable.

(2)	Amounts shown represent the aggregate grant date fair value of the stock awards. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value that a director may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

(3)	The aggregate number of stock awards (which consisted solely of RSUs) and the aggregate number of option awards outstanding at December 31, 2009 were as follows:

	RSUs	Option Awards
	Outstanding as of	Outstanding as of
	December 31,	December 31,
Name	2009	2009

Harald Braun	0	50,000
Dean Gilbert	0	0
Kenneth Goldman	4,100	106,250
Gal Israely	0	0
Michael J. Pohl	0	50,000
Bruce I. Sachs	0	0
Robert Sachs	4,100	85,000
Dennis Wolf	0	50,000
Geoffrey Y. Yang	4,100	88,750

Further, the table below shows the grant date fair value of each equity award granted to each non-employee director in 2009:

					Grant Date	Total Grant Date
		Restricted	Grant Date	Option	Fair Value	Fair Value
		Stock Units	Fair Value	Awards	of Option	of RSUs and
		Granted	of Restricted	Granted	Awards	Option
Name	Grant Date	#	Stock Units $	#	Granted $	Award $

Harald Braun	11/11/2009			50,000	124,020	124,020
Kenneth Goldman	5/19/2009	8,200	30,422
	5/19/2009			6,250	22,166
	11/11/2009			12,500	31,005	83,593
Michael J. Pohl	11/11/2009			50,000	124,020	124,020
Robert Sachs	2/24/2009			1,250	4,398
	11/11/2009			12,500	31,005
	11/11/2009	8,200	30,422			65,825
Dennis Wolf	11/11/2009			50,000	124,020	124,020
Geoffrey Y. Yang	5/19/2009			3,750	13,300
	11/11/2009			12,500	31,005
	11/11/2009	8,200	30,422			74,727

PROPOSAL ONE

ELECTION OF DIRECTORS

There are three nominees for election to Class I of the Board this year — Amir Bassan-Eskenazi, Kenneth Goldman and Ran Oz. All of the nominees are presently members of the Board. Information regarding the business experience of each nominee, the other members of our Board and our executive officers is provided below. Each of the Class I directors is elected to serve a three-year term until our Annual Meeting in 2013 and until their respective successor is elected. There are no family relationships among our executive officers and directors.

Votes may not be cast in person or by proxy at the 2010 Annual Meeting for more than three nominees to the Board. If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the three persons recommended by the Board. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE FOLLOWING NOMINEES.

Vote Required

The three persons receiving the highest number of “FOR” votes represented by shares of BigBand Networks common stock present in person or represented by proxy and entitled to be voted at the Annual Meeting will be elected.

Nominees for Election

Amir Bassan-Eskenazi Director since 1998 Age 45	Mr. Bassan-Eskenazi is our President and Chief Executive Officer and has served as such since he co-founded the company in December 1998. Until February 2010, he also served as Chairman of the Board. Prior to co-founding BigBand Networks, Mr. Bassan-Eskenazi served in various executive capacities at Optibase Ltd., a provider of digital video solutions, from 1991 to 1998, including as Executive Vice President of Marketing and Chief Operating Officer. Mr. Bassan-Eskenazi holds a B.S. in Electrical Engineering from Technion, Israel Institute of Technology.
Kenneth Goldman Director since 2006 Age 60	Mr. Goldman serves as Senior Vice President of Finance and Administration and Chief Financial Officer of Fortinet Inc., a network equipment vendor, and has been in that role since September 2007. Between January and August 2007, he served as Senior Vice President of Finance and Administration and Chief Financial Officer of Dexterra, Inc., a provider of enterprise software for mobile devices. Prior to that, Mr. Goldman was Senior Vice President of Finance and Administration and Chief Financial Officer of Siebel Systems, Inc., a supplier of customer software solutions and services, from August 2000 until its acquisition by Oracle Corporation in March 2006. From December 1999 to December 2003, Mr. Goldman was a member of the Financial Accounting Standards Advisory Council. Mr. Goldman serves on the board of directors of Infinera Corp., as well as numerous private companies. Additionally, within the last five years, Mr. Goldman has served as a director of Juniper Networks, Inc., Startent Networks and Leadis Technology, Inc. Mr. Goldman holds a B.S. in Electrical Engineering from Cornell University and an M.B.A. from Harvard Business School.
Ran Oz Director since 2005 Age 43	Mr. Oz is our Executive Vice President and Chief Technology Officer, and has served in this role since he co-founded the company in December 1998. He has served as a director since May 2005. Mr. Oz holds a B.S. degree in Electrical Engineering from Technion, Israel Institute of Technology, an M.S. in Electrical Engineering from Tel Aviv University and an M.B.A from the University of Phoenix.

Continuing Directors

Harald Braun Director since 2009 Age 59	Mr. Braun is the President and Chief Executive Officer of Aviat Networks, Inc. (formerly Harris Stratex Networks, Inc.), a supplier of wireless transmission networks, and has served as such since April 2008. Between April 2007 and April 2008, Mr. Braun was a Senior Executive at Nokia Siemens Networks, North America, a network equipment company. Prior to April 2007, Mr. Braun was the President and Chief Executive Officer of Siemens Networks, LLC. Mr. Braun serves on the board of directors of Aviat Networks, Inc. Mr. Braun holds a B.S. in Engineering from the University of Aachen, Germany.

Michael J. Pohl Director since 2009 Age 58	Mr. Pohl has served as our non-executive Chairman of the Board since February 2010. He is currently the Chief Executive Officer of Jinni, Inc., a privately-held Internet company. From November 2007 to April 2009, Mr. Pohl served as the Interim Vice President/General Manager of the On Demand Systems Division of ARRIS Group, Inc., a communications technology company specializing in the design and engineering of broadband networks. From December 2005 to November 2007, Mr. Pohl was President, Global Strategies at C-COR Incorporated, a video-on-demand company, which was acquired by ARRIS. From December 1999 until its acquisition by C-COR in December 2005, Mr. Pohl was the President and Chief Executive Officer of nCUBE Corporation, an interactive video server company. Mr. Pohl is a director of Ascent Media Corp., a holding company whose primary subsidiary is Ascent Media Group, LLC, which provides creative and technical services to the media and entertainment industries.
Robert Sachs Director since 2006 Age 60	Mr. Sachs is a Principal of the Continental Consulting Group, LLC, a Boston-based cable and telecommunications consulting firm, which he co-founded in January 1998. After founding Continental Consulting Group, Mr. Sachs served as President and Chief Executive Officer of the National Cable & Telecommunications Association, from August 1999 through February 2005. Prior to January 1998, Mr. Sachs served as an executive of Continental Cablevision and MediaOne for more than 18 years. Mr. Sachs also serves as a member of the board of directors of Global Crossing, Ltd. Mr. Sachs holds a B.S. in Political Science from the University of Rochester, an M.S. in Journalism from Columbia University and a J.D. from Georgetown University.
Dennis Wolf Director since 2009 Age 57	Mr. Wolf is the Chief Financial Officer at Fusion-io Multisystems, Inc, a solid state storage company. Prior to his current position, he served as Chief Financial Officer of FINJAN, a privately-owned web security company, from January 2009 through May 2009, and Executive Vice-President and Chief Financial Officer at MySQL, a relational database management software company, from June 2005 through April 2008, following its acquisition by Sun Microsystems. Mr. Wolf has also served in various executive positions at several public companies including Centigram Communications, Credence Systems, Omnicell, and Redback Networks. Mr. Wolf currently serves on the boards of directors of Codexis, Inc. and Quantum Corporation. He has also been a board member and chairman of the audit committee for several companies including Avanex Corporation, Komag, Inc., Vitria Technologies, Inc. and other privately-held corporations.
Geoffrey Y. Yang Director since 2000 Age 50	Mr. Yang is a Partner at Redpoint Ventures, a venture capital firm, which he co-founded in 1999. Immediately prior to co-founding Redpoint Ventures, Mr. Yang was a General Partner with Institutional Venture Partners, a venture capital firm. Mr. Yang currently served as a director of numerous private companies, and previously served as a member of the board of directors of TiVo, Inc. Mr. Yang holds a B.A. in Economics from Princeton University, a B.S.E. in Engineering and Management Systems from Princeton University and an M.B.A. from Stanford University.

Executive Officers of the Company

Maurice Castonguay Senior Vice President and Chief Financial Officer Age 58	Mr. Castonguay has served as our Senior Vice President and Chief Financial Officer since March 2008. Prior to joining BigBand, Mr. Castonguay was the Chief Financial Officer of Acopia Networks, Inc., a developer of intelligent file virtualization software, from October 2006 until its acquisition by F5 Networks, Inc. in September 2007. From March 2006 Mr. Castonguay was the Chief Financial Officer of video-on-demand solutions provider Broadbus Technologies, Inc. until it was acquired by Motorola, Inc. in September 2006. From August 2005 to February 2006, Mr. Castonguay served as the Chief Financial Officer of Colubris Networks Inc., a wireless access devices company. Prior to that, he served as the Chief Financial Officer of MatrixOne, Inc., a product lifecycle management software company, from January 1999 through August 2004. Mr. Castonguay served on the board of directors of Cedarpoint Communications, Inc. within the last five years. Mr. Castonguay is a certified public accountant (CPA) and holds a B.S. in accounting and an M.S. in taxation from Bentley College, as well as an M.B.A. from Babson College. Mr. Castonguay has announced that he will resign as our Senior Vice President and Chief Financial Officer effective May 1, 2010, but he will continue to provide consulting services to us under a Transition Services Agreement through August 31, 2010.
Robert Horton Senior Vice President and General Counsel Age 38	Mr. Horton has served as our General Counsel since February 2005. Prior to joining BigBand, Mr. Horton served as Senior Counsel for Borland Software Corporation, a software company, from November 2002 to January 2005. From January 2002 to November 2002, Mr. Horton served as an associate at the law firm of Covington & Burling LLP. From 1997 to November 2001, Mr. Horton served as an associate at the law firm of Wilson Sonsini Goodrich & Rosati, P.C. Mr. Horton holds a B.A. in History from the University of Notre Dame and a J.D. from Northwestern University.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit BigBand Networks’ consolidated financial statements for the fiscal year ending December 31, 2010. During fiscal 2009, Ernst & Young served as BigBand Networks’ independent registered public accounting firm and also provided certain audit-related, tax and other professional services. See “Fees Incurred by BigBand Networks for Ernst & Young LLP” on page 31. A representative of Ernst & Young is expected to attend the Annual Meeting and to be available to respond to appropriate questions and, if they desire, to make a statement.

Although ratification of our independent registered public accounting firm is not required by law, the Board has determined that it is desirable to request ratification of this appointment. If the appointment is not ratified, the audit committee will consider whether it should select other independent auditors. Even if the appointment is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm as BigBand Networks’ independent auditors at any time during the year if the audit committee determines that such a change would be in the best interests of BigBand Networks and our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2010 requires the affirmative vote of a majority of the shares of BigBand Networks’ common stock present in person or represented by proxy and entitled to be voted at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, as of March 31, 2010, concerning beneficial ownership of BigBand Networks’ common stock by:

•	beneficial owners of more than 5% of BigBand Networks’ common stock; and

•	BigBand Networks’ directors and the named executive officers set forth in the Summary Compensation Table on page 27, and all directors and executive officers as a group.

The information provided in the table is based on our records, information filed with the SEC and information provided to BigBand Networks, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of May 30, 2009 (60 days after the Record Date) through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table. In addition, unless otherwise indicated, all persons named below can be reached at BigBand Networks, Inc., 475 Broadway Street, Redwood City, California 94063.

BENEFICIAL OWNERSHIP TABLE

	Amount and Nature
	of Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class(1)

Holders of Greater Than 5%
Brookside Capital Partners Fund, L.P.	5,078,715	(2)	7.5%
11 Huntington Avenue Boston, MA 02199
Redpoint Ventures	12,670,826	(3)	18.8%
3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025
ValueAct Capital	4,909,191	(4)	7.3%
435 Pacific Avenue, Fourth Floor San Francisco, CA 94133
Directors and Named Executive Officers:
Amir Bassan-Eskenazi(5)	2,651,785		3.9%
Harald Braun(6)	13,541		*
Maurice Castonguay(7)	257,309		*
Kenneth Goldman(8)	113,825		*
Robert Horton(9)	193,875		*
Ran Oz(10)	1,208,233		1.8%
Michael J. Pohl(11)	12,500		*
Robert Sachs(12)	89,100		*
Dennis Wolf	—		—
Geoffrey Y. Yang(13)	13,126,329		19.5%
All Directors and Executive Officers as a Group (10 persons)(14)	17,666,497		26.2%

*	Represents holdings of less than one percent.

(1)	The percentages are calculated using 67,456,826 outstanding shares of our common stock on March 31, 2010 as adjusted pursuant to Rule 13d-3(d)(1)(i). Pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, beneficial ownership information also includes shares subject to options exercisable within 60 days of March 31, 2010.

(2)	Based on information reported on Schedule 13G/A filed with the SEC on February 16, 2010.

(3)	Based on information reported on Schedule 13G/A filed with the SEC on February 14, 2008. Includes 328,926 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,829 shares held by Redpoint Technology Partners A-I, L.P., 887,612 shares held by Redpoint Technology Partners Q-I, L.P. and 8,984,678 shares held by Redpoint Ventures I, L.P. Collectively, these entities have shared voting power with respect to the shares.

(4)	Based on information reported on Schedule 13D/A filed with the SEC on March 24, 2010.

(5)	Includes 346,046 shares Mr. Bassan-Eskenazi and his wife as joint tenants, 442,258 shares held by Mr. Bassan-Eskenazi’s wife, 5,851 shares held by Mr. Bassan-Eskanazi’s son, 5,851 shares held by Mr. Bassan-Eskanazi’s daughter, 1,842,279 options exercisable and 27,500 RSUs vesting within 60 days of March 31, 2010.

(6)	Includes 13,541 options exercisable within 60 days of March 31. 2010.

(7)	Includes 24,718 shares held by Mr. Castonguay, 216,666 options exercisable and 15,925 RSUs vesting within 60 days of March 31, 2010.

(8)	Includes 109,725 options exercisable and 4,100 RSUs vesting within 60 days of March 31, 2010.

(9)	Includes 35,012 shares held by Mr. Horton, 146,875 options exercisable and 11,988 RSUs vesting within 60 days of March 31, 2010.

(10)	Includes 528,351 shares held by Oz Holdings Ltd., 31,125 shares held by Mr. Oz, 617,631 options exercisable and 31,126 RSUs vesting within 60 days of March 31, 2010.

(11)	Includes 12,500 options exercisable within 60 days of March 31, 2010.

(12)	Includes 85,000 options exercisable and 4,100 RSUs vesting within 60 days of March 31, 2010.

(13)	Includes 328,928 shares held by Broadband Fund, L.P., 65,255 shares held by Redpoint Omega Associates, LLC, 2,307,624 shares held by Redpoint Omega, LLC, 283,824 shares held by Redpoint Associates I, LLC, 141,831 shares held by Redpoint Technology Partners A-I, L.P., 887,613 shares held by Redpoint Technology Partners Q-I, L.P., 8,984,679 shares held by Redpoint Ventures I, L.P., 39,100 shares held by Mr, Yang, 4,000 by trusts for the benefit of Mr. Yang’s sons, 79,375 options exercisable and 4,100 RSUs vesting within 60 days of March 31, 2010. Mr. Yang disclaims beneficial ownership of the shares held by the Redpoint funds, except to the extent of his individual pecuniary interest therein, if any.

(14)	Includes all shares referenced in notes 6 through 13 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. To our knowledge, based solely on our review of the copies of such reports furnished to us or filed with the SEC and written representations that no other reports were required, for the fiscal year ended December 31, 2009, other than Forms 3 for directors Harald Braun and Michael J. Pohl, all Section 16(a) reports required to be filed by our directors, executive officers and more than 10% beneficial owners were properly and timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board, in some cases through the audit committee as delegated in its charter, approves in advance any proposed related-party transactions, as set forth below and in the applicable SEC rules. Since January 1, 2009, we were not party to any transactions, or currently proposed transactions, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of any class of our voting securities or any member of their immediate family had or will have a direct or indirect material interest, as defined in the SEC rules except the following:

Employment and Change in Control Agreements with Executive Officers

We have entered into certain employment and change in control arrangements with our executive officers as described under the caption “Employment Contracts and Change in Control Arrangements” on page 30.

Stock Option Grants

Pursuant to our director compensation policy, between January 1, 2009 and December 31, 2009, we granted options to purchase an aggregate of 198,750 shares of our common stock at exercise prices ranging from $3.71 to $5.38 per share to certain non-employee directors. For more information, see “Compensation of Directors” on page 10.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may cause a stockholder’s investment to be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of the compensation arrangements of our named executive officers for 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we employ in the future may differ materially from the currently-planned programs summarized in this discussion.

Overview

BigBand operates in a competitive global labor market, and our competitive position derives from our ability to attract and retain talented people. We therefore devote considerable efforts and resources to hiring talented individuals, motivating strong performance, and retaining those who deliver positive results. Our rewards programs, which are comprised of employee benefits, cash compensation, and equity awards, are designed to serve such goals. In particular, we design our compensation programs to:

•	reward executives through a mix of cash and equity vehicles;

•	tie significant portions of our executives’ potential rewards to the executives’ and the company’s performance, and to the returns realized by our stockholders;

•	reflect our total rewards philosophy, as explained below;

•	allow us to attract top talent, and retain and motivate highly-skilled executives;

•	be “market-based” and competitive;

•	stress our “pay for performance” philosophy;

•	share risks and rewards with employees at all levels;

•	be affordable, within the context of our operating expense model, and

•	align the interests of our employees with those of our stockholders.

In addition, we administer our rewards programs to attempt to:

•	be fair and equitable in administering our programs;

•	reflect the changing environment and our evolving business needs; and,

•	consistently apply our total compensation philosophy in our locations throughout the world, though specific programs may vary from location to location.

For 2009, our business results fell short of our performance targets in significant ways. Our 2009 executive compensation rewards were concomitantly reduced to reflect this performance.

Compensation Framework

Market Analysis

In 2009, the compensation committee of our Board engaged executive compensation experts Compensia, Inc. to conduct a competitive analysis of the compensation of our executives. The analysis included a review of competitive market data, derived from both third-party compensation surveys conducted by Radford Surveys + Consulting, and a review of annual reports and proxy statements of peer companies (i.e., the 14 technology companies listed in Appendix A attached hereto). Compensia, Inc. and members of our Human Resources Department evaluated the peer group data for each component of our executive compensation program, including base salary, variable cash, and equity.

This analysis confirmed that our executives’ overall compensation levels (base pay, variable pay and equity-based pay) were generally near the target stated in our compensation philosophy, as approved by the compensation committee of our Board. Specifically, we targeted our executives’ compensation at the following competitive levels:

Base Pay	Total Cash Compensation(1)	Total Direct Compensation(2)

50th percentile	75th percentile	75th percentile

(1)	Total Cash Compensation is defined as the sum of base salary and variable compensation.

(2)	Total Direct Compensation is defined as the sum of Total Cash Compensation and Equity Compensation.

Determining the Amount of Each Element of Compensation.  We design each element of our rewards program to be competitive in the labor market. We monitor the market throughout the year and adjust each element when appropriate. In addition, from time to time, the compensation committee of the Board considers whether to provide our executives with additional compensation, such as discretionary cash or equity awards, as circumstances may warrant. Such circumstances may include, without limitation, recognition of outstanding performance or retention of key executives.

Base Pay.  In general, we believe an employee’s base pay level should reflect the market base salary of the job the employee performs, the employee’s overall sustained performance level, and the employee’s contribution to BigBand over time. The base pay for our top performers may be higher than our target level. In aggregate, our named executive officers’ base salaries are near, but below our competitive base pay target and in no case is any named executive officer’s base salary greater than our target.

For our executives, we consider the individual’s scope of responsibilities, qualifications, experience, past performance, the goals and objectives established for the executive and competitive salary practices of peer companies when determining base salary. Since all of our executive officers were paid competitive base salaries in 2008, and since we expected market base salaries to remain relatively flat through 2009, no executive officer’s base salary was increased during 2009 compared to 2008.

Variable Pay.  Our variable pay programs are intended to motivate employees to achieve overall company goals by aligning the employees’ individual objectives with those of the company. Our programs are designed to reflect the actual results achieved in employees’ payouts, to provide competitive and motivational awards, to avoid entitlements, and to be easy to understand and administer.

As with base pay, we determine the targeted level of variable compensation from third-party salary surveys. After developing a competitive framework, we determine an employee’s actual level of variable compensation by assessing the employee’s actual results against pre-established goals and objectives, and rewarding the employee in accordance with the terms of the variable pay program. In developing the competitive framework, we seek to set aggregate “total cash compensation” (base salary plus variable pay) at the 75th percentile of the surveyed market to meet our goal of ensuring that our cash compensation levels are competitive, and to enable us to attract and retain exceptional talent.

In 2009, we had two primary variable pay programs: our Incentive Compensation Plan, or ICP, and our 2009 Sales Compensation Plan. Each employee participates in either the ICP or the Sales Compensation Plan, but no employee participates in both simultaneously. Our named executive officers participated only in the ICP during 2009.

The ICP features three performance periods each year: one for each half of the year (performance during each of which determines payment of 30% of the target annual ICP payment), and the third for the full year (performance during which determines payment of the remaining 40% of the potential annual ICP payment).

An ICP participant’s payment, if any, for each performance period is determined as the product of (A) each employee’s period-end base salary, (B) his or her period-end ICP target, (C) his or her individual performance score for the period, and (D) the company’s performance score for the period. Under some circumstances, a participant’s score may also be subject to proration.

Ninety percent of the Company’s performance score for each period is objectively determined by its overall objective score (i.e., the performance achieved against predetermined business goals — specifically, Revenue and Operating Contribution were used in 2009, though the ICP allows for the compensation committee to use other measures). The remaining ten percent of the Company’s performance score is a discretionary score assigned by the Board of Directors.

We do not disclose our objective targets for our overall business prospectively, as we deem them confidential and believe that their disclosure would result in competitive harm to us. We establish the funding targets such that realization of 100% payout would require a very high level of company performance.

The following table sets forth the 2009 business goals, BigBand Networks’ actual performance against those goals, the overall objective score, and the 2009 funding levels for each of the target periods.

							Overall
	Revenue	Actual	Operating	Actual	Overall		Corporate
	Goal	Revenues	Margin	Operating	Objective	Discretionary	Performance
Period	(Millions)	(Millions)	Goal	Margin	Score (90%)	Score (10%)	Score

First half of 2009	$87.5	$82.9	7.9%	15.3%	89.3%	85%	88.9%
Second half of 2009	$97.5	$56.6	14.5%	(12.0)%	0%	55%	5.5%
Full year 2009	$185.0	$139.5	11.3%	4.2%	0%	70%	7.0%

As the table reflects, our 2009 revenues fell significantly short of our goals in each of the three performance periods, and our operating margins that fell short in two of the three periods. As a result, the weighted total ICP funding for 2009 was 31.1% of target.

The individual performance score of an ICP participant is determined as the percent of his or her pre-set objectives he or she achieved in any performance period.. Employee goals for each half-year are set at the beginning of the half, and employee achievement for the half is measured against those goals after the half ends. Employee achievement for the full year is an average of the performance evaluations for each half.

The following table details the final computations of ICP earned by our named executive officers for 2009. The final payment amounts for each executive officer under the ICP are included in the Summary Compensation Table on page 27.

			Overall	Executive’s
			Corporate	Individual
	Performance	ICP Target (% of	Performance	Performance	Earned Payment, as
Name	Period	Base Salary)	Score	Score	a % of Base Salary

Amir Bassan-Eskenazi	First Half	30%	88.9%	79.0%	21.1%
	Second Half	30%	5.5%	62.1%	1.0%
	Full Year	40%	7.0%	70.5%	2.0%
	Total	100%	31.1%	70.5%	24.1%
Maurice Castonguay	First Half	15%	88.9%	92.5%	12.3%
	Second Half	15%	5.5%	75.0%	0.6%
	Full Year	20%	7.0%	83.8%	1.2%
	Total	50%	31.1%	83.8%	14.1%
David Heard	First Half	21%	88.9%	74.2%	13.9%
	Second Half	21%	5.5%	55.6%	0.6%
	Full Year	28%	7.0%	64.9%	1.3%
	Total	70%	31.1%	64.9%	15.8%
Robert Horton	First Half	15%	88.9%	95.0%	12.7%
	Second Half	15%	5.5%	95.0%	0.8%
	Full Year	20%	7.0%	95.0%	1.3%
	Total	50%	31.1%	95.0%	14.8%
Ran Oz	First Half	15%	88.9%	93.0%	12.4%
	Second Half	15%	5.5%	73.0%	0.6%
	Full Year	20%	7.0%	83.0%	1.2%
	Total	50%	31.1%	83.0%	14.2%

We do not have any named executive officer whose 2009 total cash compensation exceeded our guidelines, and our named executive officers’ aggregate target total cash compensation fell short of our guidelines by 14%. To address this shortfall, the compensation committee revised the named executive officers’ variable pay targets for 2010. The new targets, which are effective for performance periods starting on or after January 1, 2010, appear below.

Name	New ICP Target

Amir Bassan-Eskenazi	108%
Maurice Castonguay	60%
David Heard	85%
Robert Horton	60%
Ran Oz	60%

Equity-Based Pay.  Our goal is to maintain a competitive equity rewards program, and we monitor the competitive market, and applicable accounting, corporate, securities and tax laws and regulations, so that we may adjust our equity programs as needed. Awards of stock options, RSUs and other forms of equity compensation are intended to reflect and reward high levels of individual performance over time. We grant stock options and RSUs to provide a long-term incentive for executives and to align their financial interests with those of our stockholders.

Our compensation committee does not apply rigid formulas in allocating equity awards to executives as a group or to any particular executive. Instead, it exercises its judgment and discretion and considers, among other things, the role and responsibilities of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the non-equity compensation received by the executive and the total number of options and RSUs to be granted to all participants during the year. The compensation committee and the management team regularly review the amount of equity compensation outstanding to help ensure that appropriate dilution levels are maintained while still providing competitive rewards that are commensurate with results delivered. The number of stock options granted to each executive is set forth in the table under the heading “Grants of Plan-Based Awards For Fiscal 2009” on page 28 The value of such grants, as determined in accordance with SFAS ASC Topic 718 for each individual named executive officer is set forth in the column “Stock Awards” in the “Summary Compensation Table” on page 27.

Allocation of Equity Compensation Awards

In 2009, we granted a total of 3,939,401 option shares and RSUs, of which a total of 915,000 option shares and RSUs were granted to our named executives, representing 23.23% of all option shares and RSUs granted in 2009. Options granted to executives and other employees vest over a period of four years.

Timing of Equity Awards

Prior to 2008, our compensation committee generally granted equity awards to executives and current employees once per year, typically at a meeting of the compensation committee held in the fourth quarter of the year. In 2008, however, the grant date of options was advanced to the third quarter, and in 2009, to the second quarter. In 2010 general employee grants were made in the first quarter, and grants to executives are expected to take place in the second quarter following recently announced executive changes. We anticipate that all performance-related grants to current executives and employees in 2011 will take place in the first quarter. This timing change is intended to align the grant of equity awards with the delivery of other performance awards (specifically, merit adjustments to base pay and payouts of second-half and full-year portions of ICP awards) that generally take place as part of our annual performance review process during the first quarter. The compensation committee believes that granting these awards contemporaneously will allow for more effective performance management of employees.

With respect to newly hired executives, we generally grant options at the first meeting of the compensation committee following such executive’s hire date; provided that the compensation committee makes these option grants only during our open trading window (as defined in our insider trading policy). We do not have any program, plan or practice to time either the release of material non-public information or the grant of stock options or RSUs for the purposes of affecting the value of executive compensation. The exercise price of any newly-granted option is the closing price of our common stock on the NASDAQ on the date of grant.

Executive Equity Ownership

We expect and encourage our executives to hold a significant equity stake in BigBand Networks. However, we do not have specific share retention or ownership guidelines. We have a policy that prohibits our executives from short-selling our stock, prohibits our executives from holding our stock in a margin account, and discourages the purchase and sale of exchange-traded options on our stock by our executives. Several of our executives have established trading plans pursuant to Rule 10b-5(1) of the Exchange Act to manage their sales of our securities.

Types of Equity Awards

We grant both non-qualified stock options and RSUs, and have granted a limited number of restricted stock awards in the past. Future grants may take any of these forms, or incentive stock options, performance shares or units, or any other of the forms permitted under our 2007 Equity Incentive Plan. The decision on the form of any specific award is undertaken with consideration of factors including, but not limited to, the dilutive, motivational, and retentive impact of the award.

During 2009, the compensation committee granted no option shares and 915,000 RSUs to our named executive officers. On May 19, 2009, our compensation committee granted a total of 320,000 RSUs to Mr. Bassan-Eskenazi; 110,000 to Mr. Castonguay; 200,000 to Mr. Heard; 85,000 to Mr. Horton; and 200,000 to Mr. Oz. All of these awards were intended primarily to reward these executives for their performance during the preceding year.

All of our employees (including our executives), except those located in the People’s Republic of China, are eligible to participate in our Employee Stock Purchase Plan, or ESPP, if they are employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. Our ESPP is intended to qualify under Section 423 of the Internal Revenue Code, and provides for consecutive, non-overlapping, six-month offering periods. Our ESPP permits participants to purchase common stock through payroll deductions. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price is 85% of the fair market value of our common stock on either the first day or the last day of the period, whichever is lower.

Performance-Based Compensation and Financial Restatement

We have not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executives and other employees where such payments were predicated upon the achievement of certain financial results that were subsequently the subject of a financial restatement.

Severance and Change in Control Arrangements

All of our executives have employment and other agreements that provide for severance payments and/or acceleration of stock option and RSU vesting that would be triggered by an acquisition or other change in control of BigBand Networks. Generally, our executive officers are entitled to severance in an amount equal to six months’ base salary and health benefits if terminated or constructively terminated other than for cause; however, if an executive officer is terminated or constructively terminated within six months of a change in control, the executive is entitled to severance in an amount equal to twelve months’ salary and health benefits.

In addition, the equity awards to all of our executives provide for a potential acceleration of outstanding awards in the event that the executive is terminated or constructively terminated within six (6) months of us undergoing a change in control, as defined in such plans. See “Employee Benefit Plans” for a description of the change in control provisions contained in our equity incentive plans. The following table reflects the acceleration to which each executive officer would be entitled as of December 31, 2009:

		Number of		Percent of Unvested Shares
Name	Grant Date	Securities	Price	Vesting Upon Change in Control

Bassan-Eskenazi, Amir(1)	11/2/2006	18,939	$5.28	50% single trigger; 100% double trigger
	11/2/2006	95,644	5.28	50% single trigger; 100% double trigger
	5/19/2009	192,500	—	50% single trigger; 100% double trigger
	5/19/2009	100,000	—	50% single trigger; 100% double trigger
Castonguay, Maurice(2)	3/13/2008	225,000	$5.98	36 months double trigger
	8/12/2008	20,000	—	100% double trigger
	5/19/2009	50,575	—	100% double trigger
	5/19/2009	43,500	—	100% double trigger
Heard, David(2)	2/22/2007	13,623	$7.34	50% double trigger
	2/22/2007	52,002	7.34	50% double trigger
	12/9/2007	42,500	—	100% double trigger
	6/11/2008	21,250	—	100% double trigger
	5/19/2009	126,366	—	100% double trigger
	5/19/2009	46,319	—	100% double trigger
Horton, Robert(2)	4/10/2006	6,250	2.20	Greater of 12 months or 50% double trigger
	12/9/2007	45,000	5.94	100% double trigger
	2/13/2008	7,500	—	100% double trigger
	6/11/2008	22,500	—	100% double trigger
	6/11/2008	15,000	—	100% double trigger
	5/19/2009	45,771	—	100% double trigger
	5/19/2009	27,243	—	100% double trigger
Oz, Ran(1)	11/2/2006	57,292	$5.28	50% single trigger; 100% double trigger
	11/8/2006	19,098	5.28	50% single trigger; 100% double trigger
	5/19/2009	46,360	—	50% single trigger; 100% double trigger
	5/19/2009	122,515	—	50% single trigger; 100% double trigger

(1)	Single trigger acceleration occurs upon a Change in Control, and double trigger occurs upon termination without Cause within one (1) year following a Change in Control.

(2)	Double trigger acceleration occurs upon termination without Cause within six (6) months of a Change in Control.

The table below sets forth the approximate value of salary, bonus and accelerated equity payable to each of our executive officers, assuming a change in control or termination event had occurred on December 31, 2009:

Termination Benefit Table

	Salary	Benefits		Accelerated Equity	Total

Amir Bassan-Eskenazi
Upon Change in Control	$325,000	$15,000	(4)	$503,100	$843,100
Termination: Without Cause	325,000	15,000	(4)	1,006,200	1,346,200
Termination: Death, Disability, Voluntary without Cause(1)	162,500	7,500	(5)	94,600	264,600
Maurice Castonguay
Termination upon Change in Control without Cause	$280,000	$15,012	(4)	$392,418	$687,430
Termination without Cause(2)	140,000	7,506	(5)	—	147,506
David Heard
Termination upon Change in Control without Cause	$325,000	$15,828	(4)	$813,336	$1,154,164
Termination without Cause(2)	162,500	7,914	(5)	—	170,414
Robert Horton
Termination upon Change in Control without Cause	$250,000	$5,976	(4)	$419,968	$675,944
Termination without Cause(3)	125,000	2,988	(5)	—	127,988
Ran Oz
Upon Change in Control	$225,000	$43,596	(6)	$290,465	$567,890
Termination: Without Cause	225,000	43,596	(6)	580,930	858,355
Termination: Death, Disability, Voluntary without Cause(1)	112,500	21,798	(7)	107,073	245,786

*	All payments indicated are payable in a lump sum on or about the date of the triggering event.

(1)	Voluntary termination without Cause requires six (6) months’ prior written notice to us, and will only be paid in a lump sum if we choose not to continue the executive’s employment during those six months.

(2)	Includes Constructive Termination, defined as a required change in location of more than 50 miles from the office location to which the executive would report; a failure to pay or a material reduction of salary level or benefits (unless such reductions are concurrently made for all other employees at a comparable level); a significant reduction of duties, position or responsibilities unless the reduction is solely by virtue of BigBand Networks being acquired or made part of a larger entity; or our determination that the executive’s services are no longer needed, all to which the executive has not expressly consented.

(3)	Includes the relocation of the executive’s principal place of employment more than 50 miles from Redwood City, California without his express prior written consent, a material reduction in salary or benefits, or a material diminution in authority, duties or responsibilities.

(4)	Equal to 12 months’ COBRA premiums, to be paid by us on behalf of the executive.

(5)	Equal to six (6) months’ COBRA premiums, to be paid by us on behalf of the executive.

(6)	Includes amounts equal to 12 months’ pension or insurance fund contributions, 12 months’ professional advancement fund contributions, 12 months’ disability insurance premiums and 12 months’ Israeli social security.

(7)	Includes amounts equal to six (6) months’ pension or insurance fund contributions, six (6) months’ professional advancement fund contributions, six (6) months’ disability insurance premiums and six (6) months’ Israeli social security.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a $1.0 million limit on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers, unless certain specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. We believe that grants of equity awards under our existing stock plans (other than time-based vesting RSUs) qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to receive a federal income tax deduction in connection with such awards. We believe that RSUs that vest solely based on the passage of time do not qualify as performance-based under Section 162(m). In general, we have determined that we will not seek to limit executive compensation so that it is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and accordingly the compensation committee of our Board has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Role of Executives in Executive Compensation Decisions

Our compensation committee generally seeks input from our President and Chief Executive Officer, Amir Bassan-Eskenazi, when discussing the performance of, and compensation levels for executives other than himself. The compensation committee also works with Mr. Bassan-Eskenazi in evaluating the financial, accounting, tax and retention implications of our various compensation programs. Neither Mr. Bassan-Eskenazi nor any of our other executives participates in deliberations relating to his own compensation.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Geoffrey Y. Yang (Chairman)
Harald Braun
Michael J. Pohl

The foregoing compensation committee report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that BigBand Networks specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee during 2009 were Harald Braun, Michael J. Pohl, Geoffrey Y. Yang and Bruce I. Sachs (who resigned from the committee effective June 8, 2009). No compensation committee member was at any time during 2009, or at any other time, an officer or employee of BigBand Networks or any of our subsidiaries. None of our executives serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of our Board or compensation committee.

Summary Compensation Table

The following table provides information regarding the compensation of our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers during 2007, 2008 and 2009. We refer to these executive officers as our named executive officers.

							Non Equity
							Incentive
					Stock	Option	Plan
					Awards	Awards	Compensation	All Other
Name and Principal Position	Year		Salary	Bonus	(1)	(2)	(3)	Compensation		Total

Amir Bassan-Eskenazi	2009		$325,000	—	$1,692,800	$—	$78,180	$—		$2,095,980
Chairman, President and	2008		325,000	1,500	—	—	355,406	24,000	(4)	705,906
Chief Executive Officer	2007		319,167	60,125	—	—	84,270	81,713	(5)	545,275
Maurice Castonguay Senior	2009		$280,000	—	$581,900	$—	$39,554	$—		$901,454
Vice President and Chief	2008	(6)	221,667	—	182,400	1,552,080	123,682	—		2,079,829
Financial Officer	2007		—	—	—	—	—	—		—
David Heard	2009		$325,000	—	$1,058,000	$—	$51,250	$—		$1,434,250
Chief Operating Officer	2008		325,000	23,369	228,650	—	248,785	6,250	(7)	832,054
	2007		235,352	60,000	466,650	4,043,970	22,101	51,098	(8)	4,879,171

Robert E. Horton	2009		$250,000	—	$449,650	$—	$5,284	$13,830	(9)	$718,764
Senior Vice President and	2008		238,542	25,000	387,500	—	132,928	20,457	(10)	804,427
General Counsel	2007		205,208	—	—	339,777	25,723	20,541	(11)	591,249

Ran Oz	2009		$225,000	—	$1,058,000	$—	$34,801	$25,534	(12)	$1,343,335
Chief Technology Officer and	2008		225,000	—	—	—	109,984	25,815	(13)	360,799
Executive Vice President	2007		213,768	—	—	—	25,106	124,786	(14)	363,660

(1)	Amounts shown represent the aggregate grant date fair value of the stock awards in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value that may be realized from an award is contingent upon the satisfaction of the conditions to vesting in that award on the date the award is vested. Thus, there is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(2)	Amounts shown represent the grant date fair value of option awards granted in the year indicated. For a discussion of the assumptions made in the valuation reflected in these columns, see Note 8 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value, if any, that may be realized from an option award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the option award is exercised. There is no assurance that the value, if any, eventually realized will correspond to the amount shown.

(3)	Amounts in this column reflect bonuses earned under our Incentive Compensation Plan in the year indicated, though some amounts were paid in the following year.

(4)	Reflects cash payments of $21,503 related to stock options exchanged at the election of the employee in 2006, and $2,500 related to vacation cash out.

(5)	Reflects cash payment of $81,713 related to stock options exchanged at the election of the employee in 2006.

(6)	Amounts reflect prorated compensation from March 12, 2008 (Mr. Castonguay’s hire date) through December 31, 2008.

(7)	Amount reflects $6,250 cash payment of related to vacation cash out.

(8)	Reflects relocation expenses.

(9)	Reflects cash payment of $13,830 related to stock options exchanged at the election of the employee in 2006.

(10)	Reflects cash payments of $9,400 related to stock options exchanged at the election of the employee in 2006, and $11,057 related to vacation cash out.

(11)	Reflects cash payments of $17,233 related to stock options exchanged at the election of the employee in 2006, and $3,308 related to vacation cash out.

(12)	Consists of payment for car leasing expenses in the amount of $2,220, taxes related to car expense benefit in the amount of $9,891 and other social benefits in the amount of $13,423.

(13)	Consists of payment for car leasing expenses in the amount of $11,232, taxes related to car expense benefit in the amount of $6,161 and other social benefits in the amount of $10,449.

(14)	Consists of payment for car leasing expenses in the amount of $11,232, taxes related to car expense benefit in the amount of $6,190, a cash payment of $91,331 related to vacation cash out and other social benefits in the amount of $33,455.

Grants of Plan-Based Awards for Fiscal 2009

The following table shows all plan-based awards granted to our named executive officers during 2009. The option awards identified in the table below are also reported in the Outstanding Equity Awards at 2009 Fiscal Year-End table below.

					All Other		All Other
					Stock		Option	Exercise
					Awards:		Awards:	or Base	Grant
					Number of		Number of	Price of	Date
					Shares of		Securities	Option	Fair Value
		Estimated Future Payouts Under			Stock or		Underlying	Awards	of Stock
	Grant	Non-Equity Incentive Plan Awards			Units		Options	($/sh)	and Option
Name	Date	Threshold	Target	Maximum	(1)		(1)	(2)	Awards

Amir Bassan-Eskenazi		$48,750	$325,000	$520,000	—		—	—	—
	5/19/2009				220,000	(3)	—	—	1,163,800
	5/19/2009				100,000	(4)	—	—	529,000
Maurice Castonguay		$42,000	$140,000	$224,000	—		—	—	—
	5/19/2009				57,800	(3)	—	—	305,762
	5/19/2009				52,200	(5)	—	—	276,138
David Heard		$34,125	$227,500	$364,000	—		—	—	—
	5/19/2009				144,418	(3)	—	—	763,971
	5/19/2009				55,582	(5)			294,029
Robert E. Horton		$22,500	$150,000	$240,000	—		—	—	—
	5/19/2009				52,309	(3)	—	—	276,715
	5/19/2009				32,691	(5)	—	—	172,935
Ran Oz		$20,250	$135,000	$216,000	—		—	—	—
	5/19/2009				52,982	(3)	—	—	280,275
	5/19/2009				147,018	(5)	—	—	777,725

(1)	The grant date fair value for stock awards was based on the closing stock price of the underlying shares on the grant date. The grant date fair value for option awards was based on the Black-Scholes option pricing model for use in valuing stock options. Assumptions used in the calculation of these award amounts are included in Note 8 to the Consolidated Financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009. The actual value, if any, that a named executive officer may realize upon exercise of option awards will depend on the excess of the stock price over the exercise price on the date of exercise, so there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

(2)	The exercise price per share of the option awards granted represents the fair market value of the underlying shares of Common Stock on the date the options were granted.

(3)	This award vests over four years in eight (8) equal semi-annual installments beginning on November 19, 2009

(4)	This awards vests in one installment on May 19, 2013. Based on the attainment of certain pre-determined company performance criteria, 25% of the restricted stock units may accelerate in vesting on each of May 19, 2010, May 19, 2011 and May 19, 2012.

(5)	This award vests over three years in eight (8) equal semi-annual installments beginning on November 19, 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2009.

							Stock Awards
							Number	Market
							of	Value
	Option Awards						Shares	of Shares
		Number of	Number of				or Units	or Units
		Securities	Securities				of Stock	of Stock
		Underlying	Underlying				That	That
	Vesting	Unexercised	Unexercised	Option	Option		Have	Have
	Commencement	Options	Options	Exercise	Expiration		Not	Not
Name	Date	Exercisable	Unexercisable	Price	Date		Vested	Vested

Amir Bassan-Eskenazi	10/1/2001	738,174	—	$0.60	12/30/2012	(1)	—	—
	10/1/2001	103,500	—	0.60	4/29/2013	(2)	—	—
	10/1/2003	688,106	—	1.00	9/27/2014	(3)	—	—
	11/1/2007	260,417	114,583	5.28	11/2/2016	(4)	—	—
	5/19/2009	—	—	—	—		192,500	662,200
	5/19/2009	—	—	—	—		100,000	344,000
Maurice Castonguay	3/12/2008	175,000	225,000	5.98	3/12/2018	(3)	—	—
	8/12/2008	—	—	—	—		20,000	68,800	(5)
	5/19/2009	—	—	—	—		50,575	173,978
	5/19/2009	—	—	—	—		43,500	149,640
David Heard	2/22/2007	318,750	131,250	7.34	2/22/2017	(3)	—	—
	12/9/2007	—	—	—	—		42,500	146,200	(6)
	6/11/2008	—	—	—	—		21,250	73,100	(5)
	5/19/2009	—	—	—	—		46,319	159,337
	5/19/2009	—	—	—	—		126,366	434,699
Robert E. Horton	2/1/2005	17,500	—	1.32	3/16/2015	(3)	—	—
	4/10/2006	68,750	6,250	2.20	4/10/2016	(2)	—	—
	12/9/2007	45,000	45,000	5.49	12/8/2017	(2)	—	—
	2/13/2008	—	—	—	—		7,500	25,800	(6)
	6/11/2008	—	—	—	—		15,000	51,600	(6)
	6/11/2008	—	—	—	—		22,500	77,400	(5)
	5/19/2009	—	—	—	—		27,243	93,716
	5/19/2009	—	—	—	—		45,771	157,452
Ran Oz	10/1/2003	555,170	—	0.76	9/28/2014	(2)	—	—
	11/1/2007	130,208	57,292	5.28	11/2/2016	(4)	—	—
	11/1/2007	43,402	19,098	5.28	11/8/2016	(4)	—	—
	5/19/2009	—	—	—	—		46,360	159,478
	5/19/2009	—	—	—	—		122,515	421,452

(1)	The shares underlying this option vest over two years at a rate of 1/24 per month following the vesting commencement date.

(2)	The shares underlying this option vest over four years at a rate of 1/48 per month following the vesting commencement date.

(3)	The shares underlying this option vest as to 25% of the shares on the one year anniversary of the vesting commencement date and 1/48 per month thereafter.

(4)	The shares underlying this option vest over three years at a rate of 1/36 per month following the vesting commencement date.

(5)	The RSUs vest as to 50% of the shares on each anniversary of the vesting commencement date.

(6)	The RSUs vest as to 25% of the shares on each anniversary of the vesting commencement date.

Option Exercises and Stock Vested For Fiscal 2009

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by our named executive officers during 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Amir Bassan-Eskenazi	—	—	27,500	100,375
Maurice Castonguay	—	—	35,925	135,926
David Heard	—	—	69,815	294,137
Robert E. Horton	75,000	287,102	36,986	182,798
Ran Oz	132,936	463,745	31,125	113,606

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has a balance in a non-qualified defined contribution plan or other deferred compensation plan maintained by us.

Employment Contracts and Change in Control Arrangements

Amir Bassan-Eskenazi.  We have entered into an employment agreement, dated January 1, 2000, with Mr. Bassan-Eskenazi, our President and Chief Executive Officer. Mr. Bassan-Eskenazi’s current annual salary is $325,000. Mr. Bassan-Eskenazi’s current annual additional variable compensation potential is $325,000. The level of Mr. Bassan-Eskenazi’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management. Mr. Bassan-Eskenazi’s employment agreement provides that, if Mr. Bassan-Eskenazi’s employment is terminated without cause and not due to death or disability, Mr. Bassan-Eskenazi would be entitled to a severance payment in an amount equal to twelve months of his then-current base salary and our company’s contribution to his health insurance premiums. This payment is conditioned on Mr. Bassan-Eskenazi’s execution of a comprehensive release of claims. Pursuant to Mr. Bassan-Eskenazi’s agreement, termination within one year following a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of BigBand is deemed to be termination without cause if one of the following has occurred (i) a reduction in salary or a material reduction in the level of benefits in effect immediately prior to the change in control, (ii) a diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control or (iii) a required change in location of more than 50 miles of the principal office to which Mr. Bassan-Eskenazi would report. Pursuant to his employment agreement, Mr. Bassan-Eskenazi may terminate the agreement at any time with at least six months’ written notice. Mr. Bassan-Eskenazi’s employment agreement further provides that upon the termination of Mr. Bassan-Eskenazi’s employment with us, we will reimburse Mr. Bassan-Eskenazi for moving and relocation expenses to Israel for Mr. Bassan-Eskenazi and his family. If such relocation reimbursements are considered compensation includible in gross income, we have agreed under Mr. Bassan-Eskenazi’s employment agreement to make a gross up payment in order to put him in the same financial position after the payment of taxes with respect to such includible amounts as he would have been if none of the reimbursement amounts had been includible in gross income.

We also entered into stock option agreements with Mr. Bassan-Eskenazi, pursuant to which, Mr. Bassan-Eskenazi may be eligible for vesting acceleration of the stock options in certain events as follows:

•	in the event of a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company, 50% of the shares subject to the options that at such time remain unvested would accelerate and immediately become vested and exercisable;

•	in the event that Mr. Bassan-Eskenazi is terminated, without cause, within one year following any change in control as described in the preceding paragraph, all remaining unvested shares subject to the options would accelerate and become immediately vested and exercisable;

•	a termination that would trigger this option vesting acceleration event includes each of the following occurring within one year after a change in control as described above: a material reduction in salary or level of benefits in effect immediately prior to the change in control, a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to a change in control or a required change in location of more than 50 miles of the principal office to which Mr. Bassan-Eskenazi would report.

•	in the event that Mr. Bassan-Eskenazi is terminated at any time without cause, any remaining unvested shares subject to the options would accelerate and become vested and exercisable;

•	in the event that Mr. Bassan-Eskenazi dies while employed by our company or ceases to be employed by our company by reason of his disability, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of death or disability, as applicable, would accelerate and become vested and exercisable immediately upon his death or disability, as applicable; and

•	in the event that Mr. Bassan-Eskenazi voluntarily terminates his employment with our company, other than in connection with an event pursuant to which we would have the right to terminate Mr. Bassan-Eskenazi for cause, the options granted to Mr. Bassan-Eskenazi that would have vested in the 180-day period following the date of termination would accelerate and become vested and exercisable immediately upon termination.

The term “cause” is defined in the option agreements to mean a refusal to render services to us pursuant to any employment agreement to which Mr. Bassan-Eskenazi has entered with us; a repeated refusal to follow our company rules or policies; the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty toward our company or our customers; a material breach of any employment agreement, non-disclosure or non-competition agreement that he has entered with us; a commission of a felony or an act of fraud or embezzlement or the misappropriation of money or other assets of the company; or unfairly competing with the company.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 24 of this proxy statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2009.

Maurice Castonguay.  We entered into an offer letter agreement dated March 12, 2008 with Mr. Castonguay, our Senior Vice President and Chief Financial Officer, which provides for an annual base salary of $280,000. Mr. Castonguay’s current annual additional variable compensation potential is $168,000. The level of Mr. Castonguay’s additional variable compensation is determined based on participation in our performance bonus program on the same basis as other members of our senior management. The offer letter also provides for reimbursement to Mr. Castonguay of all reasonable and customary expenses associated with his travel to and from Redwood City, California incurred through April 30, 2008.

The offer letter provides that if Mr. Castonguay is terminated or constructively terminated, without his misconduct, within six months following a change in control, the greater of the equivalent of 36 months accelerated vesting as to his initial option grant, which shares would become immediately vested and exercisable. In addition, upon the above-described termination and subject to execution of a general release, Mr. Castonguay will receive a severance payment equal to twelve months of his then-current base salary and twelve months of health benefits. Should Mr. Castonguay be terminated or constructively terminated, without his misconduct, other than in connection with a change in control, the offer letter provides for a severance payment equal to six months of his then-current base salary and six months of health benefits.

Additionally, we entered into an RSU agreement with Mr. Castonguay that provides for 100% vesting acceleration of the RSU shares if Mr. Castonguay is terminated or constructively terminated, without misconduct, within six months following a change in control.

Mr. Castonguay has announced that he will resign from his position as our Chief Financial Officer effective May 1, 2010. In exchange for a release of all claims, our Board approved and Mr. Castonguay will be provided with a severance payment of $120,000, and continued health insurance payments through April 30, 2011 worth $15,009. In addition, concurrent with the execution of a general release of claims, we and Mr. Castonguay agreed to a Transition Services Agreement, pursuant to which Mr. Castonguay will provide consulting services through August 31, 2010 at the rate of $5,000 per month.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 24 of this proxy statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2009.

David Heard.  Mr. Heard resigned from his position as our Chief Operating Officer effective March 4, 2010. In exchange for a release of all claims, our Board approved and Mr. Heard was provided with a severance payment of $142,500, and continued health insurance payments through March 31, 2011 worth $15,830. In addition, concurrent with the execution of a general release of claims, we and Mr. Heard agreed to a Transition Services Agreement, pursuant to which Mr. Heard will provide consulting services through June 30, 2010 at the rate of $5,000 per month.

Robert Horton.  We have entered into an offer letter agreement dated January 4, 2005, as amended on December 9, 2007 and December 31, 2008, with Mr. Horton, our Senior Vice President and General Counsel. Mr. Horton’s current annual salary is $250,000. Mr. Horton’s current annual additional variable compensation potential is $150,000. The offer letter provides that if we terminate Mr. Horton without cause, or if the principal place of Mr. Horton’s employment is relocated more than 50 miles from Redwood City, California without his express written consent, he will receive a severance payment equal to six months of his then-current annual salary, and we will continue to provide Mr. Horton with any benefit plan offered to other executives for a period of six months following the date of Mr. Horton’s termination. The offer letter agreement defines “cause” to mean a serious violation of any company policy or engaging in criminal conduct. In addition, the offer letter provides that if Mr. Horton is terminated, constructively terminated or does not hold a comparable position, or if the principal place of Mr. Horton’s employment is relocated more than 50 miles from Redwood City, California without his express written consent within six months following a change in control, he will receive a severance payment equal to 12 months of his then-current annual salary, and we will continue to provide Mr. Horton with any benefit plan offered to other executives for a period of 12 months following the date of Mr. Horton’s termination, and the greater of the equivalent of twelve months accelerated vesting or 50% of the remaining unvested shares subject to Mr. Horton’s outstanding stock options would become immediately vested and exercisable. Mr. Horton has agreed not to resign as a result of constructive termination without first providing us with written notice of the acts or omissions constituting the grounds for constructive termination within 90 days of the initial existence of the grounds for constructive termination and a reasonable cure period of not less than 30 days following the date of the notice.

In the related option agreements we entered into with Mr. Horton, a “change in control” is defined to mean a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company. A termination that would trigger the option vesting acceleration event includes constructive termination by the new controlling party and Mr. Horton not holding a comparable position within six months following the change in control. The related option agreements further define a “termination event” to mean an involuntary termination without cause within six months of a change in control, or any of the following occurring within six months after a change in control: a material reduction in salary or level of benefits in effect immediately prior to the change in control, or a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control.

Additionally, we entered into RSU agreements with Mr. Horton that each provide for 100% vesting acceleration of the RSU shares if Mr. Horton is terminated or constructively terminated, without cause, within six months following a change in control.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 24 of this proxy statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2009.

Ran Oz.  Our wholly-owned Israeli subsidiary, BigBand Networks, Ltd., entered into an employment agreement dated January 2, 2000 with Mr. Oz, our Executive Vice President and Chief Technology Officer. Mr. Oz’s current annual base salary is $225,000. Mr. Oz’s current annual additional variable compensation potential is $135,000. In addition, the agreement provides for payment for a car for Mr. Oz and for social benefits, including contributions to a pension or insurance fund in an amount equal to 13.3% of Mr. Oz’s base salary, contributions to a professional advancement fund in an amount equal to 7.5% of Mr. Oz’s base salary, subject to Mr. Oz’s self-participation in the fund, and a disability insurance premium equal to 2.5% of Mr. Oz’s base salary.

The agreement further provides that, if the employment of Mr. Oz is terminated without good cause and not due to death or disability, Mr. Oz would be entitled to a 12-month prior notice or the payment of an amount equal to twelve months of his then-current salary and benefits. Pursuant to this agreement, termination within one year following a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company is deemed to be a termination without good cause. A reduction in salary or a material reduction in the level of benefits in effect immediately prior to the change in control, a diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to the change in control or a required change in location of more than 50 miles of the principal office to which Mr. Oz would report, each within one year following a change in control, are deemed “termination” in the agreement. In addition, any material adverse change by the company to Mr. Oz’s scope of responsibility, position or job description may be deemed, at Mr. Oz’s option, as a termination without cause. The agreement also provides that Mr. Oz is entitled to terminate his employment with our company following a six-month prior notice and receive an amount equal to six months of his then-current salary and benefits, regardless of whether our company continues his employment following such notice.

We also entered into an option agreement with Mr. Oz, pursuant to which Mr. Oz may be eligible for vesting acceleration of his stock options in certain events as follows:

•	in the event of a sale of all or substantially all of our assets, technology or stock, a merger, consolidation or any other change in share ownership resulting in a change in control of our company, 50% of the shares subject to the options that at such time remain unvested would accelerate and immediately become vested and exercisable;

•	in the event that Mr. Oz is terminated, without cause, within one year following any change in control as described in the preceding paragraph, all remaining unvested shares subject to his option would accelerate and become immediately vested and exercisable;

•	a termination that would trigger this option vesting acceleration event includes each of the following occurring within one year after a change in control as described above: a material reduction in salary or level of benefits in effect immediately prior to the change in control, a material diminution in the nature or scope of authority, duties or responsibility in effect immediately prior to a change in control or a required change in location of more than 50 miles of the principal office to which Mr. Oz would report.

•	in the event that Mr. Oz is terminated at any time without cause, any remaining unvested shares subject to the options would accelerate and become vested and exercisable;

•	in the event that Mr. Oz dies while employed by our company or ceases to be employed by our company by reason of his disability, the options granted to Mr. Oz that would have vested in the 180-day period following the date of death or disability, as applicable, would accelerate and become vested and exercisable immediately upon his death or disability, as applicable; and

•	in the event that Mr. Oz voluntarily terminates his employment with our company, other than in connection with an event pursuant to which we would have the right to terminate Mr. Oz for cause, the options granted to Mr. Oz that would have vested in the 180-day period following the date of termination would accelerate and become vested and exercisable immediately upon termination.

The term “cause” is defined in Mr. Oz’s the option agreement to mean a refusal to render services to us pursuant to any employment agreement to which Mr. Oz has entered with us; a repeated refusal to follow our company rules or policies; the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty towards our company or our customers; a material breach of any employment agreement, non-disclosure or non-competition agreement that he has entered with us; a commission of a felony or an act of fraud or embezzlement or the misappropriation of money or other assets of our company; or unfairly competing with our company.

Please refer to the tables provided under the heading “Severance and Change in Control Arrangements” on page 24 of this proxy statement for information on the value of these benefits that would have been paid had a triggering event occurred on December 31, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 about our common stock that may be issued under our prior and existing equity compensation plans.

	Number of	Weighted-	Number of Securities
	Securities to be	Average	Remaining Available for
	Issued Upon	Exercise	Future Issuance Under
	Exercise of	Price of	Equity Compensation Plans
	Outstanding	Outstanding	(Excluding Securities Reflected
Plan Category	Options(1)	Options	in the First Column)

Equity compensation plans approved by security holders(2)	14,612,140	$—	9,972,255	(3)
Options	12,083,814	4.32	—
Awards	2,497,076	—	—
Equity compensation plans not approved by security holders(4)	—	$7.34	—
Options	31,250	7.34	—

Total	12,177,564	$4.33	9,972,255

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan.

(2)	Includes the ESPP, the 2007 Plan, the 2003 Plan, the 2001 Plan and the 1999 Plan. Equity awards under the 2003 Plan, the 2001 Plan and the 1999 Plan have been discontinued and new equity awards are being granted under the 2007 Plan. Remaining authorized shares under the discontinued plans that were not subject to outstanding awards as of the adoption of the 2007 Plan were canceled. The discontinued plans will remain in effect as to outstanding equity awards granted under the plan prior to the adoption of the 2007 Plan.

(3)	Consists of shares available for future issuance under the 2007 Plan and the ESPP. As of December 31, 2009, an aggregate of 7,496,857 and 2,475,398 shares of common stock were available for issuance under the 2007 Plan and the ESPP, respectively. Under the terms of the 2007 Plan, any shares subject to any options under our discontinued plans (see note 1) that are outstanding upon the adoption of the 2007 Plan and that subsequently expire unexercised, up to a maximum of an additional 30,000,000 shares will become available for issuance under the 2007 Plan. Under the terms of the 2007 Plan, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 6,000,000 shares, (b) 5% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors. Under the terms of the ESPP, an annual increase is added on the first day of each fiscal year equal to the lesser of (a) 3,000,000 shares, (b) 2% of the outstanding shares on December 31 of the previous year or (c) a lesser amount determined by the Board of Directors.

(4)	In the three months ended March 31, 2007, we awarded a non-plan stock option grant for 31,250 shares with an exercise price of $7.34 per share to a non-employee relating to recruiting services provided to us. The award fully vested on the date of grant.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as our auditors for the fiscal year ending December 31, 2010.

Fees Incurred by BigBand Networks for Ernst & Young LLP

Fees for professional services provided by our independent registered public accounting firm in each of the last two years are:

	2009	2008

Audit fees:
Core audit fees	$1,100,860	$1,274,514

Total audit fees	1,100,860	1,274,514
Audit-related fees	—	—
Tax fees	22,353	8,909
All other fees	1,995	1,277

Total	$1,125,208	$1,284,700

Audit Fees.  Consists of fees billed for professional services rendered for the integrated audit of our consolidated financial statements and of our internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, which are not reported under Audit Fees.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding international tax compliance and tax advice on international matters. None of these services were provided under contingent fee arrangements.

Other Fees.  Consists of fees billed for an online accounting research tool provided by Ernst & Young LLP.

The audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. The audit committee has delegated such pre-approval authority to the chairman of the committee. The audit committee pre-approved all services performed by our independent registered public accounting firm in 2009.

COMPANY STOCK PERFORMANCE

The graph below shows the cumulative total stockholder return for January 1, 2009 through December 31, 2009 for BigBand Networks common stock, the Russell 2000 Index and the Vanguard Telecommunications Services Index. The graph shall not be deemed to be incorporated by reference into other SEC filings; nor deemed to be soliciting material or filed with the Commission or subject to Regulation 14A or 14C or subject to Section 18 of the Exchange Act.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The audit committee discussed with our independent registered public accounting firm the overall scope and plans for the audit. The audit committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In this context, the audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements with our management.

2. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3. The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to the Board, and the Board has approved, the audited financial statements for inclusion in BigBand Networks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Kenneth Goldman (Chairman)
Harald Braun
Dennis Wolf

The information contained in the foregoing report of the audit committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that BigBand Networks specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: April 19, 2010

APPENDIX A
Acme Packet
Applied Signal Technology
Aruba Networks
Cohu
Digi International
Harmonic
Isilon Systems
Ixia
Limelight Networks
Monolithic Power Systems
Riverbed Technology
Seachange International
Starent Networks
TiVo

A-1

Directions to the 2010 Annual Meeting of Stockholders of BigBand Networks, Inc.

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050

FROM THE NORTH

Interstate 280 South to the Page Mill Road exit. Turn left (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance, or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 South to the Embarcadero/Oregon Expressway exit. This is a three-part exit, the third of which is the beginning of Oregon Expressway. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

FROM THE SOUTH

Interstate 280 North to the Page Mill Road Exit. Turn right (east) at the bottom of the off-ramp. Remain on Page Mill Road for approximately 2.3 miles, through the 5th traffic light (Hansen Way). Take the left turn lane into the west entrance or go to the traffic light at Ramos and make a left into the east entrance.

U.S. 101 North to the Embarcadero/Oregon Expressway exit. Stay on the expressway for approximately 2 miles (6 traffic lights) until you cross El Camino Real. Turn right at the next light (Ramos) into the east entrance.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 000000000000
NAME

THE COMPANY NAME INC. - COMMON	SHARES	1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS A		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS B		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS C		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS D		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS E		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - CLASS F		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5
THE COMPANY NAME INC. - 401 K		1 2 3 , 4 5 6 , 7 8 9 , 0 1 2 . 1 2 3 4 5

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐

1.	Election of Directors Nominees

01	Amir Bassan-Eskenazi 02 Kenneth Goldman 03 Ran Oz

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2010	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

BIGBAND NETWORKS INC Annual Meeting of Stockholders May 24, 2010 9:00 AM This proxy is solicited by the Board of Directors
The stockholder hereby appoint(s) Amir Bassan-Eskenazi and Robert Horton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BIGBAND NETWORKS, INC that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 09:00 AM, PDT on 5/24/2010, at the offices of Wilson Sonsini Goodrich & Rosati, P.C. at 650 Page Mill Road, Palo Alto, California 94304-1050, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side